Exhibit 99.1

Ciprico Receives Notice from NASDAQ Due to Delayed Filing of Quarterly Report

MINNEAPOLIS--(BUSINESS WIRE)--Ciprico Inc. (Nasdaq: CPCI) (the “Company”) today announced that it received a Nasdaq Staff Determination notice on May 21, 2008 indicating that the Company is not in compliance with the filing requirements for continued listing as set forth in Nasdaq Marketplace Rule 4310(c)(14).

The Company anticipated receipt of this notice because, as previously disclosed, it would not be timely with its filing of Form 10-QSB for the quarter ended March 31, 2008. The headcount reduction announced in March impacted the finance and accounting team who are responsible for preparing the filing. Over this same time period this team has also been assisting with the Company’s strategic alternative analyses.

The notice is automatically generated by Nasdaq and indicated that due to such non-compliance, the Company's common stock is subject to potential delisting. The Company, in accordance with Nasdaq procedures, has requested a hearing to review the determination notice before a Nasdaq Listing Qualifications Panel (the "Panel"). The hearing request will automatically stay the suspension of trading of the Company's common stock on the Nasdaq Capital Market until the hearing can be scheduled and convened, typically 30 to 45 days after the request. The Company will work toward continued listing, but there can be no assurance that the Panel will grant the Company's request for continued listing.

About Ciprico

Ciprico Inc. (Nasdaq: CPCI) is a leading provider of intelligent storage software, solutions and appliances for enterprise class IT servers, professional workstations and digital media workflows. Ciprico is headquartered in Minneapolis, MN. More information about Ciprico is available at www.ciprico.com.

CONTACT:
Ciprico Inc.
Steven D. Merrifield, 952-540-2400
President & CEO
or
Monte S. Johnson, 952-540-2400
Sr. VP & CFO